Exhibit 10.07
GEN DIGITAL INC.
2013 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
(NON-EMPLOYEE DIRECTORS)
Pursuant to the terms and conditions of the 2013 Equity Incentive Plan (as amended from time to time, the “Plan”), Gen Digital Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“Participant”) the number of restricted stock units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement (the “Agreement”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Participant:
Number of RSUs:
Award Date:    ______________________________
Award Number:    ______________________________
Vesting Schedule:    See Appendix A.
Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
Notwithstanding any provision of this Grant Notice or the Agreement, if Participant has not rejected this Grant Notice (as provided in the Agreement) within thirty (30) days following the Grant Date set forth above, Participant will be deemed to have accepted this Award, subject to all of the terms and conditions of this Grant Notice, the Agreement and the Plan.

Exhibit 10.07
GEN DIGITAL INC.
2013 EQUITY INCENTIVE PLAN
RSU AWARD AGREEMENT
RECITALS
A.    The Board has adopted the 2013 Equity Incentive Plan (as amended from time to time (the “Plan”)) for the purpose of providing incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Gen Digital Inc. (the “Company”) and its Subsidiaries and Affiliates (for the avoidance of doubt, all references to the Company under the Plan shall mean Gen Digital Inc.).
B.    The Participant is to render valuable services to the Company and/or its Subsidiaries and Affiliates, and this RSU Award Agreement (including any additional terms set forth on any appendices attached hereto this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of rights in respect of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in the form of Restricted Stock Units (each, an “RSU”).
C.    All capitalized terms in this Agreement shall have the meaning assigned to them herein. All undefined terms shall have the meaning assigned to them in the Plan.
    NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of Restricted Stock Units. The Company hereby awards to the Participant RSUs under the Plan. Each RSU represents the right to receive one share of the Company’s Common Stock on the vesting date of that RSU, subject to the provisions of this Agreement and the Plan. The number of Shares subject to this Award, the applicable vesting schedule for the RSUs and the Shares, the dates on which those vested Shares shall be issued to the Participant and the remaining terms and conditions governing this Award shall be as set forth in this Agreement.

2.Grant Acceptance; Acknowledgement. The Company and the Participant agree that the RSUs are granted under and governed by the Grant Notice (as defined below), this Agreement and the provisions of the Plan. The Participant: (a) acknowledges receipt of a copy of the Plan prospectus, (b) represents that the Participant has carefully read and is familiar with the provisions thereof, and (c) hereby accepts the RSUs subject to all of the terms and conditions of this Agreement set forth herein, in the Plan and in the Grant Notice. If the Participant does not wish to receive the RSUs and/or does not consent and agree to the terms and conditions on which the RSUs are offered, as set forth in this Agreement (including any appendices hereto) and the Plan, then the Participant must reject this Award via the website of the Company’s designated broker, no later than thirty (30) days following the Award Date (as defined below) set forth in the Grant Notice. If the Participant rejects this Award, this Award will immediately be forfeited and cancelled for no consideration. The Participant’s failure to reject this Award within this thirty (30) day period will constitute the Participant’s acceptance of this Award and all terms and conditions of this Award, as set forth in this Agreement and the Plan.

Exhibit 10.07
AWARD SUMMARY

Award Date and Number of Shares Subject to Award:
The Award Date shall mean the date the RSUs are granted to the Participant pursuant to this Agreement (the “Award Date”) and shall be the date indicated in the notice as provided by the Stock Administration Department of the Company, or such other applicable department of the Company, providing the Participant with notice of the issuance of an RSU award pursuant to the Plan and terms of this Agreement (the “Grant Notice”).

Vesting Schedule:
The RSUs shall vest pursuant to the schedule set forth in the Grant Notice (the “Vesting Schedule”).

The RSUs allocated to each applicable vesting date shall vest on that date only if the Participant’s service has not Terminated as of such date, and no additional RSUs shall vest following the Participant’s Termination. [Provided however, if Participant's service has Terminated prior to a vesting date as set forth in the Grant Notice, a pro-rated amount of the RSUs will vest based on a fraction, the numerator of which is the number of days the Participant provided services to the Company prior to the following vesting date and the denominator of which is the total number of days between the prior vesting date and the following vesting date (including the date of the prior vesting date).]

Notwithstanding anything in the Grant Notice, the RSUs will vest in their entirety upon a Change in Control (as defined under the Gen Digital Inc. Executive Retention Plan (as amended from time to time)), so long as the Participant continuously provides services to the Company or any Affiliate or Subsidiary from the Award Date through the consummation of such Change in Control.

If the Participant is Terminated by reason of death or Disability, the award shall vest in full as of immediately prior to such Termination.

The Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event that the Participant’s service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards.[1]

1     Only applicable for RSU grants issued on a quarterly schedule.

Exhibit 10.07

Issuance Schedule	The Shares in which the Participant vests in accordance with the foregoing Vesting Schedule shall be issuable as set forth in Section 6. However, the actual number of Shares to be issued will be subject to the provisions of Section 7 pursuant to which the applicable withholding taxes are to be collected.
3.Limited Transferability. This Award, and any interest therein, shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the Participant, other than by will or by the laws of descent and distribution unless otherwise determined by the Committee or its delegate(s) in accordance with the terms of the Plan on a case-by-case basis.
4.Cessation of Service. Subject to the provisions of the Vesting Schedule set forth above, the Participant’s service as an Eligible Individual to the Company or a Parent, Subsidiary or an Affiliate of the Company be Terminated for any reason (whether or not in breach of local labor laws) prior to vesting in one or more Shares subject to this Award, then the RSUs covering such unvested Shares will be immediately thereafter cancelled, the Participant shall cease to have any right or entitlement to receive any Shares under those cancelled RSUs and the Participant’s right to receive Shares pursuant to the RSUs and vest in such RSUs under the Plan will terminate effective as of the date of the Participant’s Termination; in no event will the Participant’s service be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law). For purposes of this Award, a transfer of employment between the Company and any Subsidiary and/or Affiliate shall not constitute a Termination. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Plan and the effective date on which the Participant ceased to provide services (the “Termination Date”).
5.Adjustment in Shares. The Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. Should any change be made to the Company’s shares of Common Stock by reason of any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or if there is a change in the corporate structure, then appropriate adjustments shall be made to the total number and/or class of securities and any Dividend Equivalent Rights (as defined below) issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder in accordance with Section 2.2 of the Plan.
6.Issuance of Shares of the Company’s Common Stock.
a.As soon as practicable following the applicable vesting date of any portion of the RSU (including the date (if any) on which vesting of any portion of this RSU accelerates), or if specified in the Company's Non-Employee Director Compensation Policy, on such settlement dates as provided for in such policy, the Company shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of underlying Shares that so vested, subject, however, to the provisions of Section 7 pursuant to which the applicable Tax-Related Items (as defined below) are to be collected. In no event shall the date of settlement (meaning the date that Shares are issued) be later than thirty (30) days after vesting. The value of Shares shall not bear any interest owing to the passage of time.
b.If the Company determines that the Participant is a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of the Participant’s “separation from service,” as defined in those regulations, then any units that otherwise would have been settled during the first six months following the Participant’s separation from service will instead be settled during the seventh month following the Participant’s separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Exhibit 10.07
c.In no event shall fractional Shares be issued.
d.Except as set forth in clause (e) below, the holder of this Award shall not have any stockholder rights, including voting rights, with respect to the Shares subject to the RSUs until the Participant becomes the record holder of those Shares following their actual issuance and after the satisfaction of the Tax-Related Items (as defined below).
e.As of any date that the Company pays an ordinary cash dividend on its shares of Common Stock, the Company shall credit the Participant with a dollar amount equal to (i) the per share cash dividend paid by the Company on its shares of Common Stock on such date, multiplied by (ii) the total number of RSUs (with such total number adjusted pursuant to Section 5 of this Agreement and Section 2.2 of the Plan) subject to this Award that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 6(e) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate; provided, however, that the amount of any vested Dividend Equivalent Rights shall be paid in cash. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 6(e) with respect to any RSUs which, immediately prior to the record date for that dividend, have either been paid pursuant to this Section 6 or terminated pursuant to Section 4.
7.Tax Obligations. The Company or one of its Affiliates may assess applicable tax liability and requirements (including any income tax or tax withholdings, social contributions, required deductions, or other payments) in connection with Participant’s participation in the Plan, including, without limitation, any such liability associated with the grant or vesting of the RSUs or sale of the underlying shares (collectively, the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or any Affiliate’s actions in this regard, and as a condition to the grant, vesting, and settlement of the RSUs, the Participant hereby acknowledges and agrees that all Tax-Related Items shall be the Participant’s responsibility and liability and may exceed any amount actually calculated, withheld, or requested from the Participant by the Company or any Affiliate. Further, the Participant acknowledges and agrees that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (b) does not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of all Tax-Related Items. The Tax-Related Items shall be satisfied by the Company’s withholding all or a portion of any Shares that otherwise would be issued to the Participant upon settlement of the vested RSUs; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. Furthermore, the Participant agrees to pay the Company or the Affiliate any Tax-Related Items that cannot be satisfied by the foregoing methods. The Participant also agrees that the Participant will not make any claim against the Company, or any of its directors, Participants or Affiliates related to tax liabilities arising from the RSUs. The Participant further acknowledges and agrees that the Participant is responsible for filing all relevant documentation that may be required in relation to the RSUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or an Affiliate pursuant to applicable law) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the RSUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends or Dividend Equivalents. The Participant also understands that applicable laws may require varying Share or RSU valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Participant under applicable laws. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company or an Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Exhibit 10.07
8.Compliance with Laws and Regulations.
a.The issuance of Shares pursuant to the RSU shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or an established market, if applicable) on which the Company’s Common Stock may be listed for trading at the time of such issuance.
b.The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Company Common Stock hereby shall relieve the Company of any liability with respect to the non-issuance of the Company’s Common Stock as to which such approval shall not have been obtained.
9.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries designated by the Participant (subject to the restrictions on transfer as set forth in this Award Agreement and the Plan).
10.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices with attention to the General Counsel. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address on file with the Company. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
11.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall apply. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the RSU.
12.Governing Law and Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of Delaware, or the federal courts for the United States District Court for the District of Delaware, and no other courts, where this grant is made and/or to be performed.
13.Excess Shares. If the Shares covered by this Agreement exceed, as of the date the RSU is granted, the number of Shares which may without stockholder approval be issued under the Plan, then the Award shall be void with respect to those excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan.
14.No Right to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company (or any Parent or other Subsidiary retaining the Participant) for any period of specific duration, or be interpreted as forming or amending a service contract with the Company (or any Parent or other Subsidiary retaining the Participant), or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service with the Company at any time for any reason, with or without cause.
15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Exhibit 10.07
16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, RSUs granted under the Plan or future RSUs that may be granted under the Plan (including, without limitation, disclosures that may be required by the Securities and Exchange Commission) by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.Appendices. Notwithstanding any provisions in this Agreement, this Award shall be subject to the terms and conditions set forth in any appendices to this Agreement. Moreover, if the Participant relocates between the countries included in Appendix C, the country-specific terms for the new country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any appendices constitute part of this Agreement.
18.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.
19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Award Subject to Company Clawback or Recoupment. For the avoidance of doubt, the Participant shall be subject to compliance with applicable law, the Company’s Code of Conduct, and the Company’s corporate policies, as applicable, including without limitation the Company’s Compensation Recovery Policy. Notwithstanding anything to the contrary herein, (i) compliance with applicable law, the Company’s Code of Conduct, and the Company’s corporate policies, as applicable, shall be a pre-condition to earning, or vesting in respect of, any RSUs and (ii) any RSUs, which are subject to the Company’s Compensation Recovery Policy will not be earned or vested, even if already granted, paid or settled, until the Company’s Compensation Recovery Policy ceases to apply to such Awards and any other vesting conditions applicable to such Awards are satisfied.

Exhibit 10.07
ACCEPTANCE OF THE AGREEMENT
If the Participant does not agree to the terms and conditions on which this Agreement is offered, then the Participant must reject this Award via the website of the Company’s designated broker, Morgan Stanley, no later than thirty (30) days following the Award Date. The Participant may also contact the Company at sadminmailbox@gendigital.com for alternate instructions. The Participant’s failure to reject this Award, a non-rejection, will constitute the Participant’s acceptance of this Award including all the terms and conditions, appendices hereto, and the Plan.

Exhibit 10.07
APPENDIX A
VESTING SCHEDULE2

2     Insert vesting terms.
A-1

Exhibit 10.07
APPENDIX B
ADDITIONAL PROVISIONS FOR PARTICIPANTS LOCATED
OUTSIDE OF THE UNITED STATES

Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.
1.Nature of the Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a.)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement;

(b.)the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c.)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d.)the Participant’s participation in the Plan is voluntary;

(e.)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f.)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(g.)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or Affiliate;

(h.)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i.)if the Participant receives Shares upon vesting, the value of such Shares acquired on vesting of RSUs may increase or decrease;

(j.)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s Termination (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of this Award to which the Participant is otherwise not entitled, the Participant agrees not to institute any claim against the Company, or any Parent, Subsidiaries or Affiliates or the Employer;

(k.)neither the Company, the Employer nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement;
B-1

Exhibit 10.07

(l.)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan; and

(m.)the Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

2.Language. The Participant acknowledges and agrees that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to enable him or her to understand the terms and conditions of this Agreement. Further, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

3.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on the Participant’s country, the broker’s country or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company, as defined by the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, where third parties include fellow employees. The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.

4.Foreign Asset/Account and Exchange Control Reporting. The Participant’s country may have certain exchange controls and foreign asset and/or account reporting requirements which may affect his or her ability to purchase or hold Shares under the Plan or receive cash from his or her participation in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Further, the Participant may be required to repatriate Shares or proceeds acquired as a result of participating in the Plan to his or her country through a designated bank/broker and/or within a certain time. The Participant acknowledges and agrees that it is his or her responsibility to be compliant with such regulations and understands that the Participant should speak with his or her personal legal advisor for any details regarding any foreign asset/account reporting or exchange control reporting requirements in the Participant’s country arising out of his or her participation in the Plan.
B-2